MARKET SALES AGREEMENT

This MARKET SALES AGREEMENT, dated as of March 22, 1999, is by and among Tera Computer Company, a Washington corporation (the "Company"), Advantage Fund II Ltd., a British Virgin Islands corporation ("Advantage"), and Genesee Fund Limited - Portfolio B, a British Virgin Islands corporation ("Genesee").

     WHEREAS, on December 23, 1997, Advantage and Genesee purchased 7,000 shares and 3,000 shares, respectively, of the Company's Series A Convertible Preferred Stock, $.01 par value, convertible into shares of the Company's Common Stock, $.01 par value ("Common Stock"), and acquired certain warrants to purchase shares of the Common Stock;

     WHEREAS, on June 30, 1998, Advantage and Genesee each purchased 3,000 shares of the Company's Series B Convertible Preferred Stock, $.01 par value (the "Series B Preferred Stock"), which is convertible into shares of the Company's Common Stock, $.01 par value ("Common Stock"), and acquired certain warrants to purchase shares of the Common Stock;

     WHEREAS, the Company, Advantage and Genesee have agreed to certain limitations on open market sales of the Common Stock held by Advantage and Genesee;

     NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants in this Agreement, the parties hereto agree as follows:

     1. Market Sales. Except as the Company otherwise may agree, Advantage and Genesee, severally, for themselves and their respective affiliates, each hereby agree that from the date hereof through May 31, 1999, they will enter no sales orders and make no sales of the Company's Common Stock, however acquired, on the Nasdaq National Market System ("Nasdaq") or any other public market, including without limitation any hedging transactions or short sales, provided, however, that Advantage, Genesee and their respective affiliates collectively may sell up to an aggregate of 5,000 shares of Common Stock on any day on which the Nasdaq (or other principal securities market for the Common Stock) is open for general trading, on a non-cumulative basis. The restrictions in this Section 1 do not apply if and as long as the bid price quoted on Nasdaq is $13.00 per share or higher.

     2. Warrant Exercise Price. The Company hereby amends each of the following warrants to purchase shares of Common Stock (collectively, the "Warrants") issued to Advantage and/or Genesee to reduce, in each case, the initial Purchase Price (as such term is defined in the Warrants) to $6.00 per share, subject to adjustments as provided in the respective Warrants:

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          (a) The warrants, dated December 23, 1997 (the "December 1997
     Warrants"), for 87,500 shares of Common Stock issued to Advantage and for 37,500 shares issued to Genesee, each with an initial Purchase Price of $19.185 per share; and

          (b) The warrants, dated June 30, 1998 (the "June 1998 Warrants"), for 50,000 shares of Common Stock issued to each of Advantage and Genesee with an initial Purchase Price of $15.00 per share.

     3. Exchange of Warrant Certificates. At the request of Advantage or Genesee, within five business days after Advantage or Genesee surrenders to the Company their original Warrants, the Company shall issue in exchange therefor amended warrants of like tenor which reflect the $6.00 initial Purchase Price effected by this Agreement. However, the failure for any reason to so exchange outstanding Warrants for new warrants shall not affect the validity or enforceability of such outstanding Warrants as amended hereby.

     4. Registration Rights. The Company acknowledges that each of the two groups of Warrants referred to in clauses (a) and (b) of Section 2 are subject to the terms of Registration Rights Agreements between the Company and the holders of such Warrants dated as of December 23, 1997 and June 30, 1998, respectively (the "Registration Rights Agreements"). The Company further acknowledges that the shares of Common Stock issuable upon the exercise of the December 1997 Warrants and the June 1998 Warrants have been registered for resale under the Securities Act of 1933, as amended (the "1933 Act"), on Registration Statements No. 333- 44137 and No. 333-60167 (the "Initial Registration Statements"). The Company shall continue to comply with its obligations under the Registration Rights Agreements, including without limitation, taking all actions necessary to ensure that the Initial Registration Statements and the prospectuses included therein are available to permit the resale of the shares covered thereby after taking into account the amendments to the December 1997 Warrants and the June 1998 Warrants effected by this Agreement. Such actions shall include, if and to the extent necessary, supplementing or amending the prospectuses included in the Initial Registration Statements and amending applicable Nasdaq listing applications.

     5. Company Representations. The Company represents and warrants to, and covenants and agrees with, Advantage and Genesee that:

          (a) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and this Agreement is, and the Warrants as amended in accordance with Section 2, will be, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and limits upon rights to indemnity;

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          (b) The execution and delivery of this Agreement by the Company, the amendment of the Warrants as contemplated by this Agreement, and the completion of the other transactions contemplated by this Agreement, do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Restated and Amended Articles of Incorporation or Bylaws of the Company, or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound which would have a material adverse effect on the Company, or any applicable law (including the 1933 Act), rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets which would have a material adverse effect on the Company; and

          (c) No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the shareholders of the Company is required to be obtained by the Company for the amendment of the Warrants, as contemplated by this Agreement, and the issuance of shares of Common Stock upon exercise of the Warrants.

     6. Assignments. This Agreement is binding upon Advantage, Genesee and their respective affiliates, and all holders which acquire the Series B Preferred Stock or Common Stock directly from Advantage or Genesee, other than through market sales permitted by this Agreement, and all successors and assigns of Advantage and Genesee. Prior to June 1, 1999, Advantage and Genesee agree to deliver this document to all transferees of their Series B Preferred Stock and Common Stock, other than such transferees which acquire Common Stock through market sales permitted by this Agreement.

     7. Miscellaneous.

          (a) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. Any change or modification of this Agreement shall not be valid unless the same shall be in writing and executed by the all of the parties hereto. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Washington.

          (b) This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument. A telephone line facsimile copy of the Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

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          (c) The Company shall pay the reasonable expenses, including attorney's fees and costs, incurred by Advantage and Genesee in connection with the preparation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party by their respective officers thereunto duly authorized as of the date first set forth above.

TERA COMPUTER COMPANY                  ADVANTAGE FUND II LTD.


By              /s/                    By              /s/
   -------------------------------        -------------------------------

Name:                                  Name:
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                                       GENESEE FUND LIMITED -
                                                     PORTFOLIO B


                                       By              /s/
                                          -------------------------------

                                       Name:
                                             ----------------------------

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